Exhibit 4.9

ASSIGNMENT OF MORTGAGE

BANK OF SCOTLAND PLC, New York branch with an address at 1095 Avenue of the Americas, 34th Floor, New York, New York 10036 (“Assignor”) in connection with the resignation of Assignor as Agent under the Loan Agreement (as defined in the Mortgage referred to below) and the appointment of THE PARK AVENUE BANK, 460 Park Avenue, New York, NY  10022  (“Assignee”) as such Agent and in consideration  of $10 paid in hand and other good and valuable consideration does hereby assign to Assignee that certain Mortgage, Security Agreement,  Assignment of Leases and Rents, and Fixture Filing  dated as of January 11, 2005, made by MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation, to Assignor in the maximum principal sum of $10,000,000 and recorded on March 15, 2005 as Instrument No. 2005-00066437 in Liber 2931, page 505. (the “Mortgage”).

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns forever.

This Assignment is made without any representation or warranty whatsoever by Assignor and upon the express condition, understanding and agreement that this Assignment is made without recourse to Assignor, for any cause whatsoever, by Assignee, or by any successor to the interest of Assignee in the Mortgage and the obligations secured thereby; provided, however, Assignor represents and warrants that it has not heretofore assigned, pledged, hypothecated, conveyed or otherwise transferred the Mortgage, Assignor has full authority to assign the Mortgage to Assignee and the aggregate outstanding principal amount of all loans secured by the Mortgage is $6,917,040.77. Nothing contained herein is intended to nor shall limit or modify the terms of that certain Transfer Supplement pursuant to which such loans are being transferred from Assignor, in its capacity as a Bank under the Loan Agreement, to Assignee.

Dated the 23rd day of July , 2009.

BANK OF SCOTLAND PLC, New York branch
as Agent and Lender

By:	/s/ Julia R. Franklin
Name: Julia R. Franklin
Title: Assistant Vice President

State of New York, County of Queens, SS:

On the 23rd day of July in the year 2009, before me, the undersigned, personally appeared, Julia R. Franklin, the undersigned, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and Julia R. Franklin acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Sara G. Alaimo
NOTARY PUBLIC

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